14287703.2

EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Praetorian Acquisition Corp., dated February 2, 2026 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated:  February 2, 2026

STEADFAST CAPITAL MANAGEMENT LP

By:	/s/ Sheena Koshy
Sheena Koshy
Chief Operating Officer

AMERICAN STEADFAST, L.P.
By: STEADFAST CAPITAL MANAGEMENT LP, Attorney-in-Fact

By:	/s/ Sheena Koshy
Sheena Koshy
Chief Operating Officer

STEADFAST INTERNATIONAL MASTER FUND LTD.

By:	/s/ Sheena Koshy
Sheena Koshy
Director

/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.

14287703.2

exhibit b
Steadfast Capital Management LP
American Steadfast, L.P.
Steadfast International Master Fund Ltd.
Robert S. Pitts, Jr.